Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-190191) and on Form S-8 (File Nos. 333-39743, 333-144929, 333-179668 and 333-189806) pertaining to: (i) the Amended and Restated 1997 Long Term Incentive Stock Plan and Amended and Restated 1997 Non-Employee Director Stock Plan; (ii) 2007 Long-Term Incentive Plan; (iii) the 2011 Long-Term Incentive Plan; and (iv) the 2013 Stock Incentive Plan of our report dated February 17, 2015, relating to the 2014 and 2013 consolidated financial statements and the retrospective adjustments to the 2012 consolidated financial statements of Blackstone Mortgage Trust, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the one-for-ten reverse stock split, as discussed in Note 9 to the consolidated financial statements), and 2014 and 2013 information in the financial statement schedule of the Company, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014, appearing in this Annual Report on Form 10-K of Blackstone Mortgage Trust, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

New York, NY

February 17, 2015